Exhibit 14.1

FORM OF
CODE OF ETHICS
OF
ZIMMER ENERGY TRANSITION ACQUISITION CORP.

1. Introduction

The Board of Directors of Zimmer Energy Transition Acquisition Corp. (the “Board”) has adopted this code of ethics (this “Code”), as amended from time to time by the Board and which is applicable to all of the Company’s (and its subsidiaries’) directors, officers and employees (to the extent that employees are hired in the future) (each, a “person,” as used herein) to:

•                  promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

•                  promote compliance with applicable governmental laws, rules and regulations;

•                  deter wrongdoing; and

•                  require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended and modified by the Board. In this Code, references to the “Company” are to Zimmer Energy Transition Acquisition Corp., and, in appropriate context, the Company’s subsidiaries, if any.

2. Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company should never be subordinated to personal gain or advantage.

Each person must:

•                  Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or when in the Company’s interests;

•                  Observe all applicable governmental laws, rules and regulations;

•                  Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data;

•                  Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices;

•                  Deal fairly with the Company’s customers, suppliers, competitors and employees;

•                  Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice;

•                  Protect the assets of the Company and ensure their proper use;

•                  Until the earliest of (i) the Company’s initial business combination (as such is defined in the Company’s initial registration statement filed with the SEC), (ii) liquidation, or (iii) such time as such person ceases to be an officer or director of the Company, to first present to the Company for its consideration, prior to presentation to any other entity, any business opportunity suitable for the Company, subject to the Company’s amended and restated certificate of incorporation in effect from time to time and to any other fiduciary or contractual obligations such person may have; and

•                  Avoid conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in the Company’s public filings with the SEC. Anything that would be a conflict for a person subject to this Code also will be a conflict for a member of his or her immediate family or any other close relative. Examples of conflict of interest situations include, but are not limited to, the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any supplier or customer;

•	the receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

•	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

•	any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

•	any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes — or even appears to interfere — with the interests of the Company as a whole.

3. Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

•                  not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

•                  in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) of the Company and of each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chairman of the Board any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4. Related Party Transactions

The Company has adopted a policy that requires the review and approval of any transaction, arrangement or relationship in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any “Related Person” (generally defined as any director (or director nominee) or executive officer of the Company, beneficial owner of more than 5% of the Company stock, any immediate family member of the foregoing and any entity in which any of the foregoing persons is employed or is a partner or principal or in which such person has a 10% or greater beneficial ownership interest) had, has or will have a direct or indirect material interest.

Before entering any such transaction, arrangement or relationship, the Secretary must be notified of the facts and circumstances of the proposed transaction, arrangement or relationship. If the Secretary determines that a transaction, arrangement or relationship is indeed a related party transaction, then such transaction will be sent to the Audit Committee of the Board (or the Chairperson of such committee) for their review and approval. Only those transactions that are in the best interests of the Company shall be approved. For more detail, please see the Company’s Related Person Transactions Policy.

5. Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them.

Directors, officers and employees are directed to specific policies and procedures available to persons they supervise.

6. Reporting and Accountability

The Board is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Board promptly. Failure to do so is, in and of itself, a breach of this Code.

Specifically, each person must:

•                  notify the Chairman of the Board promptly of any existing or potential violation of this Code; and

•                  not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on this Code:

•                  The Board will take all appropriate action to investigate any breaches reported to it.

•                  Upon determination by the Board that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Company’s internal or external legal counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

7. Waivers and Amendments

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, or any amendment (as defined below) to this Code is required to be disclosed in a Current Report on Form 8-K filed with the SEC. In lieu of filing a Current Report on Form 8-K to report any such waivers or amendments, the Company may provide such information on a website, in the event that it establishes one in the future, and keep such information on the website for at least 12 months and disclose the website address as well as any intention to provide such disclosures in this manner in its most recently filed Annual Report on Form 10-K.

A “waiver” means the approval by the Board of a material departure from a provision of this Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

8. Insider Information and Securities Trading

No person who is aware of material, non-public information about the Company may, directly or indirectly, buy or sell the Company’s securities or engage in another action to take advantage of such information. It is also against the law to trade or to “tip” others who might make an investment decision based on material, non-public information about the Company. For example, using material, non-public information to buy or sell the Company’s securities, options in the Company’s securities or the securities of any Company supplier, customer or competitor is prohibited. The consequences of insider trading violations can be severe. These rules also apply to the use of material, nonpublic information about other companies (including, for example, the Company’s customers, competitors and potential business partners). In addition to directors, officers or employees, these rules apply to each such person’s spouse, children, parents and siblings, as well as any other family members living in such person’s home.

Each person shall comply with the Company’s Insider Trading Policy.

9. Financial Statements and Other Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Board or the Company’s internal or external legal counsel.

10. Improper Influence on Conduct of Audits

No director or officer, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company’s financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of the Company’s directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:

•                  Offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;

•                  Providing an auditor with an inaccurate or misleading legal analysis;

•                  Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;

•                  Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;

•                  Blackmailing; and

•                  Making physical threats.

11. Anti-Corruption Laws

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act. To the extent prohibited by applicable law, directors, officers and employees will not directly or indirectly give anything of value to government officials, including employees of state-owned enterprises or foreign political candidates. These requirements apply both to Company employees and agents, such as third-party sales representatives, no matter where they are doing business. If you are authorized to engage agents, you are responsible for ensuring they are reputable and for obtaining a written agreement to uphold the Company’s standards in this area.

12. Discrimination and Harassment

The Company values a diverse working environment and is committed to providing equal opportunity in all aspects of our business. Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical or visual. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. The Company encourages the reporting of harassment when it occurs.

13. Use of Electronic Media

All Company equipment, including desks, computers and computer systems, computer software, electronic storage devices, cellphones or other mobile devices, e-mail, voicemail and other physical items are for business use only. The Company at all times retains the right to access and search all electronic media or other items contained in or used in conjunction with the Company’s business, including e-mail, voicemail and Internet access systems and equipment with no prior notice.

Like the Company’s computer network, e-mail and voicemail services, access to Internet services such as web-browsing or newsgroups is provided to employees by the Company only for business use. Any personal use must be infrequent and must not involve any prohibited activity, interfere with the productivity of the employee or his or her coworkers, consume system resources or storage capacity on an ongoing basis or involve large file transfers or otherwise deplete system resources available for business purposes.

Your messages and computer information are considered Company property and consequently, employees should not have an expectation of privacy in the context of computer and voicemail use. Unless prohibited by law, the Company reserves the right to access and disclose this information as necessary for business purposes. Use good judgment, and do not access, send messages or store any information that you would not want to be seen or heard by other individuals.

The Company also recognizes that many employees are choosing to express themselves by using Internet technologies, such as blogs, wikis, file-sharing, user generated audio and video, virtual worlds, and social networking sites, such as Facebook, LinkedIn and Twitter. Whether you choose to participate in such social networking outside of work on your own time is your own decision.

14. Violations

Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

15. Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

16. Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s Secretary, or such other compliance officer as shall be designated from time to time by the Board.

PROVISIONS FOR
CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

The CEO and all senior financial officers, including the CFO and principal accounting officer, are bound by the provisions set forth herein relating to ethical conduct, conflicts of interest, and compliance with law. In addition to the foregoing provisions of this Code, the CEO and senior financial officers are subject to the following additional specific policies:

1.       Act with honesty and integrity, avoiding actual or apparent conflicts between personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2.       Disclose to the CEO and the Board any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

3.       Perform responsibilities with a view to causing periodic reports and documents filed with or submitted to the SEC and all other public communications made by the Company to contain information that is accurate, complete, fair, objective, relevant, timely and understandable, including full review of all annual and quarterly reports.

4.       Comply with laws, rules and regulations of federal, state and local governments applicable to the Company and with the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

5.       Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised or subordinated.

6.       Respect the confidentiality of information acquired in the course of performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose any such information; not use confidential information acquired in the course of performing his or her responsibilities for personal advantage.

7.       Share knowledge and maintain skills important and relevant to the needs of the Company, its stockholders and other constituencies and the general public.

8.       Proactively promote ethical behavior among subordinates and peers in his or her work environment and community.

9.       Use and control all corporate assets and resources employed by or entrusted to him or her in a responsible manner.

10.     Not use corporate information, corporate assets, corporate opportunities or his or her position with the Company for personal gain; not compete directly or indirectly with the Company, subject to the Company’s certificate of incorporation in effect from time to time and to any other fiduciary or contractual obligations such officer may have.

11.     Comply in all respects with this Code.

12.     Advance the Company’s legitimate interests when the opportunity arises.

The Board will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Any officer who violates this Code will face appropriate, case-specific disciplinary action, which may include demotion or discharge.

Any request for a waiver of any provision of this Code must be in writing and addressed to the Chairman of the Board. Any waiver of this Code will be disclosed as provided in Section 7 of this Code.

It is the policy of the Company that each officer covered by this Code shall acknowledge and certify to the foregoing annually and file a copy of such certification with the Chairman of the Board.

OFFICER’S CERTIFICATION

I have read and understand the foregoing Code. I hereby certify that I am in compliance with the foregoing Code and I will comply with this Code in the future. I understand that any violation of this Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

Dated:

Name:

Title:

Signature: __________________________